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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Fluor Corporation Employees' Performance Plan of our reports (a) dated November 19, 1999, with respect to the consolidated financial statements of Fluor Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 1999, and (b) dated June 15, 2000 with respect to the financial statements and schedules of the Fluor Corporation Employees' Performance Plan included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


                                               Ernst & Young LLP


Orange County, California
June 27, 2000